                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF VOTING COMMON STOCK
                                       OF
                         ABR INFORMATION SERVICES, INC.
                                       AT
                              $25.50 NET PER SHARE
                                       BY
                            SPRING ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              CERIDIAN CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF ABR INFORMATION SERVICES, INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ABR INFORMATION SERVICES, INC. AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE A NUMBER OF SHARES OF ABR INFORMATION SERVICES, INC. WHICH, TOGETHER WITH ANY SHARES OWNED BY CERIDIAN CORPORATION, SPRING ACQUISITION CORP. AND/OR OTHER SUBSIDIARIES OF CERIDIAN CORPORATION, REPRESENTS MORE THAN 50% OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS. THE PURCHASER ESTIMATES THAT APPROXIMATELY 15,399,404 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT WITHDRAWN) TO SATISFY THIS MINIMUM CONDITION (AS HEREINAFTER DEFINED). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 13 AND 16.

                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR A PORTION OF SUCH STOCKHOLDER'S SHARES (AS HEREINAFTER DEFINED) SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL TOGETHER WITH THE CERTIFICATE(S) EVIDENCING SUCH SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY (AS HEREINAFTER DEFINED) AT ONE OF THE ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 4, OR (2) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 4.

    QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER.

                            ------------------------

                      The Dealer Manager for the Offer is:

                       [LOGO OF BEAR, STEARNS & CO. INC.]

May 7, 1999

                               TABLE OF CONTENTS

SECTION                                                                                                         PAGE
-----------------------------------------------------------------------------------------------------------     -----

INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................           3

1. Terms of the Offer; Expiration Date.....................................................................           3

2. Acceptance of and Payment for Shares....................................................................           3

3. Withdrawal Rights.......................................................................................           4

4. Procedures for Accepting the Offer and Tendering Shares.................................................           5

5. Certain Income Tax Consequences.........................................................................           7

6. Market Prices of Shares; Dividends......................................................................           7

7. Certain Effects of the Offer............................................................................           8

8. Certain Information Concerning the Company..............................................................           9

9. Certain Information Concerning the Purchaser and Parent.................................................          12

10. Background of the Offer................................................................................          15

11. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement.......................          18

12. Source and Amount of Funds.............................................................................          23

13. Certain Conditions of the Offer........................................................................          26

14. Dividends and Distributions............................................................................          27

15. Certain Legal Matters..................................................................................          28

16. Extension of Tender Period, Termination and Amendments.................................................          31

17. Certain Fees and Expenses..............................................................................          33

18. Miscellaneous..........................................................................................          33

Schedule A--Directors and Executive Officers of Parent and the Purchaser...................................         A-1

TO THE HOLDERS OF VOTING COMMON STOCK OF ABR INFORMATION SERVICES, INC.:

                                  INTRODUCTION

    Spring Acquisition Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the voting common stock, par value $0.01 per share (the "Shares"), of ABR Information Services, Inc., a Florida corporation (the "Company"), at $25.50 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares pursuant to the Offer. The Purchaser will pay all relevant charges and expenses incurred in connection with the Offer by Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent"). See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH TOGETHER WITH ANY SHARES OWNED BY PARENT, PURCHASER OR ANY OF THE PARENT COMPANIES (AS DEFINED IN THE MERGER AGREEMENT) REPRESENTS MORE THAN 50% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AT THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). SEE
SECTION 13.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 30, 1999, by and among the Company, Parent and the Purchaser (the "Merger Agreement"). The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement at the effective time (the "Effective Time") of the Merger (as hereinafter defined), the Purchaser will be merged with and into the Company (the "Merger"), and the Company will survive and become a wholly owned subsidiary of Parent (the "Surviving Corporation"). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any of its direct or indirect subsidiaries and in each case not held on behalf of third parties, or Shares ("Dissenting Shares") held by stockholders who properly exercise and perfect dissenters' rights, if any, under the Florida Business Corporation Act (the "FBCA")) will be canceled, extinguished and converted into the right to receive, without interest, an amount in cash equal to $25.50 per Share or such higher price per Share as shall have been paid in the Offer (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    Stockholders of the Company do not have dissenters' rights as a result of the Offer. In addition, stockholders of the Company will not have dissenters' rights in connection with the Merger if on the record date fixed to determine the stockholders entitled to vote on or consent to the Merger, the Shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or are held of record by 2,000 or more stockholders. If, however, the Shares are not so listed or designated and are not held of record by at least 2,000 stockholders, then holders of Shares who do not vote or consent in favor of the Merger will have dissenters' rights. See
Section 15.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required by applicable law, the approval of the Merger Agreement by the stockholders of the Company. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger without the vote of any other stockholder of the Company. Under the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares acquired in the Offer in favor of the Merger. If at least 80% of the outstanding Shares are purchased in the Offer, the Purchaser will be able to effect a "short-form merger" under the FBCA without the approval of any stockholder of the Company. See Section 11.

    Based on information provided by the Company, as of April 29, 1999, there were 28,762,983 Shares issued and outstanding and 2,035,823 Shares subject to issuance upon the exercise of outstanding options to purchase Shares of voting common stock (the "Options") granted under the Company's 1987 Amended and Restated Stock Option Plan, 1993 Amended and Restated Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1996 Non-Employee Director Stock Option Plan and 1997 Stock Option Plan (together, the "Option Plans").

    Based on the foregoing, and assuming the number of Shares on a fully diluted basis at expiration of the Offer would be 30,798,806, the Purchaser would need to purchase 15,399,404 Shares for the Minimum Condition to be satisfied. Subject to the consent of the Company and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser reserves the right (but is not obligated) to waive or amend the Minimum Condition and to purchase pursuant to the Offer fewer than the number of Shares necessary to satisfy the Minimum Condition. See Section 1.

    The Merger Agreement is more fully described in Section 11 of this Offer to Purchase. Stockholders are encouraged to read that Section carefully, together with all other terms and conditions of the Offer, before deciding whether to tender their Shares.

    THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 4, 1999, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Pursuant to the terms of the Merger Agreement, the Purchaser may extend the Offer as described in Section 16.

    The Offer is subject to certain conditions set forth in Section 13, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Subject to the terms of the Merger Agreement, if any condition to the Purchaser's obligation to purchase Shares is not satisfied prior to the acceptance for payment for any such Shares, the Purchaser may (i) at a scheduled expiration date of the Offer terminate the Offer, (ii) extend the Offer and, subject to withdrawal rights as set forth in
Section 3, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (other than the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment of Shares until satisfaction or waiver of the conditions of the Offer. Subject to the consent of the Company and the rules and regulations of the Commission, the Purchaser reserves the right (but is not obligated) to waive or amend the Minimum Condition and to purchase pursuant to the Offer fewer than the number of Shares necessary to satisfy the Minimum Condition.

    The Merger Agreement provides that, unless previously approved in writing by the Company, and subject to certain rights of the Purchaser to extend the Offer, the Purchaser will not decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the number of Shares sought in the Offer, change the conditions to the Offer, impose additional conditions to the Offer, amend any term of the Offer in a manner adverse to the holders of Shares, or waive the Minimum Condition. For a description of the Purchaser's right and obligation to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see
Section 16.

    The Company has provided the Purchaser with the Company's stockholder list for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE OF AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares validly tendered and not withdrawn following the later of (i) the expiration or termination of all waiting periods under the HSR Act that are applicable to the purchase of Shares pursuant to the Offer, and (ii) the Expiration Date. See
Section 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 4, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering stockholders. The Purchaser will not, under any circumstances, pay any interest on the purchase price, regardless of any delay in making such payment.

    If any tendered Shares are not purchased pursuant to the Offer, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of book-entry transfer within the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser will pay all stock transfer taxes, if any, payable with respect to the transfer to it of Shares purchased pursuant to the Offer.

    If, prior to the Expiration Date, the Purchaser shall decide, in its sole discretion and subject to the terms of the Merger Agreement, to increase the consideration offered to stockholders pursuant to the Offer, such increased consideration shall be paid to all holders of Shares accepted for payment and paid for pursuant to the Offer.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously paid for, may also be withdrawn after July 5, 1999. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under Sections 1, 13 and 16, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as permitted by this Section 3 and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 16.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is (are) registered, if different from the name of the person tendering such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD, a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Shares have been tendered pursuant to the procedure for book-entry tender as set forth in Section 4, the notice of withdrawal must specify the name and account number(s) of the account(s) at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

    Withdrawals of Shares tendered may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 4 at any time prior to the Expiration Date.

    4.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER. In order for a holder of Shares to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. Either (i) the certificates for such Shares must be delivered to the Depositary or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message (as defined below), if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. Alternatively, the tendering stockholder may comply with the guaranteed delivery procedure set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the system established by the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such Letter of Transmittal against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even if delivery of Shares is to be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof) along with any required signature guarantees and any other required documents, or an Agent's Message, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date, or the stockholder must comply with the guaranteed delivery procedure set forth below.

    SIGNATURE GUARANTEES. If the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and payment is to be made directly to such registered holder, or if Shares are tendered for the account of an Eligible Institution, no signature guarantee is required. In all other cases, signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or the names of the registered owner or owners appear on certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such holder's certificates are not immediately available, or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

    (i) such tenders are made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

   (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal, or an Agent's Message, are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission, or by mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message, and any other documents required by the Letter of Transmittal.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and purchased by the Purchaser (and any and all other Shares and other securities issued or issuable in respect thereof on or after May 7, 1999) prior to the time of any stockholder vote or other action. All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies given by such stockholder with respect to such purchased Shares or other securities will be revoked and no subsequent proxies may be given. The designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares (and any and all other securities as set forth above).

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS TO BE BY MAIL, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED IS RECOMMENDED. AMPLE TIME SHOULD BE ALLOWED FOR SUCH DOCUMENTS TO REACH THE DEPOSITARY. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 4, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding, each such stockholder must provide the Depositary with his or her correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser and Parent, in their sole discretion, whose determination will be final and binding. The Purchaser and Parent reserve the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser and

Parent also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Purchaser's and Parent's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    5. CERTAIN INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or for Shares pursuant to the Merger will be taxable for federal income tax purposes and may be taxable under applicable state, local, foreign and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in his or her Shares. Such gain or loss will generally be capital gain or loss provided that such stockholder held his or her Shares as a capital asset, and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Long-term capital gain of a non-corporate stockholder is generally taxed at a maximum rate of 20%.

    The foregoing may not be applicable to stockholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as life insurance companies, tax exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    6. MARKET PRICES OF SHARES; DIVIDENDS. The Shares are traded in the over-the-counter market and are quoted on the Nasdaq National Market System under the symbol "ABRX". The following table sets forth, for the periods indicated, the range of high and low sales prices per Share as reported on the Nasdaq National Market System for such periods, in each case as reported by published financial sources and restated for the two-for-one stock split completed on February 19, 1997. The Company has not declared or paid any cash dividends on the Shares for the periods presented below.

                                                                             HIGH        LOW
                                                                           ---------  ---------
FISCAL YEAR ENDED JULY 31, 1997
  First Fiscal Quarter...................................................  $37 3/4    $25 1/2
  Second Fiscal Quarter..................................................  $33 1/2    $19 11/16
  Third Fiscal Quarter...................................................  $24 3/8    $16 11/16
  Fourth Fiscal Quarter..................................................  $32 3/4    $20 5/8
FISCAL YEAR ENDED JULY 31, 1998
  First Fiscal Quarter...................................................  $29 5/8    $22
  Second Fiscal Quarter..................................................  $26 5/16   $21 11/32
  Third Fiscal Quarter...................................................  $31 5/8    $24 1/4
  Fourth Fiscal Quarter..................................................  $27 3/4    $17 1/2
FISCAL YEAR ENDED JULY 31, 1999..........................................
  First Fiscal Quarter...................................................  $20 5/8    $ 8 1/2
  Second Fiscal Quarter..................................................  $23 5/8    $13 3/4
  Third Fiscal Quarter...................................................  $24 1/2    $13
  Fourth Fiscal Quarter (through May 6, 1999)............................  $25 15/32  $24 13/16

    On April 30, 1999, the last full day of trading prior to the public announcement of the Merger Agreement, the last reported sale price for the Shares, as reported by the Nasdaq National Market System, was $17.50 per Share, according to published sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE SHARES.

    7. CERTAIN EFFECTS OF THE OFFER. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may also be expected to reduce the number of holders of Shares. Such reductions could adversely affect the liquidity and market value of the remaining Shares held by the public, if any.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for continued listing if, among other things (i) the number of publicly held Shares falls below 750,000, (ii) the number of holders of at least 100 Shares ("round lot holders") falls below 400, (iii) the aggregate market value of publicly held Shares falls below $5.0 million, or (iv) there are not at least two registered and active market makers. If the foregoing standards are not met, the Shares might continue to be listed on The Nasdaq SmallCap Market, Inc., but if (i) the number of round lot holders falls below 300, (ii) the number of publicly held Shares falls below 500,000, (iii) the aggregate market value of such publicly held Shares falls below $1.0 million, or (iv) there are not at least two registered and active market makers, Nasdaq rules provide that the Shares would no longer qualify for inclusion in Nasdaq, and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion and the Shares are no longer eligible for Nasdaq quotation, the market for the Shares could be adversely affected.

    If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission, and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings pursuant to Section 14(a) or (c) and the related requirement of an annual report) no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If, as a result of purchases pursuant to the Offer or otherwise, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying or trading in securities ("Purpose Loans"). In the event that the Shares were no longer quoted on Nasdaq (which depends on factors such as the number of holders of the Shares and the number and market value of publicly held Shares (see "Stock Quotation" above)), it is possible the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if the Shares were deregistered under the Exchange Act, the Shares would no longer constitute "margin securities."

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other transactions following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other transactions or (ii) the Merger or another business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share for each class of Shares in the Merger or other business combination is at least equal to the amount paid per Share for such class of Shares in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Florida corporation with its principal executive offices located at 34125 U.S. Highway 19 North, Palm Harbor, Florida 34684-2141, telephone (727) 785-2819. According to information filed by the Company with the Commission, the Company is primarily engaged in comprehensive benefits administration, payroll and human resource services to employers seeking to outsource these functions.

    Set forth below is a summary of certain selected financial information with respect to the Company and its subsidiaries for the fiscal years ended July 31, 1998, 1997 and 1996 and for the six-month periods ended January 31, 1999 and 1998, which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended July 31, 1998, 1997 and 1996, and from unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                         ABR INFORMATION SERVICES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               SIX MONTHS ENDED
                                                                 JANUARY 31,         FISCAL YEAR ENDED JULY 31,
                                                             --------------------  -------------------------------
                                                               1999       1998       1998       1997       1996
                                                             ---------  ---------  ---------  ---------  ---------

                                                                 (UNAUDITED)
INCOME STATEMENT DATA:
  Revenue..................................................  $  54,148  $  31,946  $  74,592  $  50,079  $  31,162
  Cost of services.........................................     29,855     18,177     42,387     28,179     17,864
  Operating income(1)(2)...................................         64      7,780      7,346     12,135      6,362
  Lease revenue, net.......................................        187      1,140      2,817         --         --
  Income before provision for income taxes.................      2,581     11,724     15,527     19,216      9,234
  Income tax provision.....................................        980      4,072      8,800      6,987      3,560
  Net income...............................................      1,601      7,652      6,727     12,229      5,674
  Per share data (diluted):
    Net income per share...................................        .06        .28        .24        .44        .25
    Adjusted weighted average shares outstanding
      (diluted)............................................     29,096     27,880     28,194     27,892     23,031

                                                          AS OF JANUARY 31,              AS OF JULY 31,
                                                        ---------------------  ----------------------------------
                                                          1999        1998        1998        1997        1996
                                                        ---------  ----------  ----------  ----------  ----------

                                                             (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.....................................  $  84,026  $  125,823  $  122,170  $  127,839  $  145,825
  Total assets........................................    271,939     237,506     273,191     222,017     202,574
  Total long-term debt................................         --          --          --          --          --
  Total shareholders' equity..........................    232,375     201,838     230,615     194,096     181,150

------------------------

(1) Includes approximately $11 million of acquired research and development that was expensed in the third quarter of fiscal 1998. See Note N to the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

(2) During fiscal 1999, the Company recorded a non-cash pre-tax software write-off of approximately $13.8 million. See Note C to Notes to Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999.

    The information concerning the Company contained in this Offer to Purchase or incorporated herein by reference has been taken from or based upon publicly-available documents and records on file with the Commission and other public sources or was provided by the Company. Although the Purchaser has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, neither Parent nor the Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information which are unknown to Parent or the Purchaser.

    In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of Parent with certain business and financial information that was not publicly available, including certain financial projections for its fiscal years ending July 31, 1999, 2000 and 2001 set forth below (the "Company Projections"). The Company Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to Parent in connection with the discussions giving rise to the Merger Agreement.

    The Company Projections set forth below reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or Parent's control. There can be no assurance that the actual results will not be materially higher or lower than those contained in the Company Projections. The inclusion of the Company Projections should not be regarded as an indication that the Company, Parent or anyone else who received this information considered it an accurate predictor of future events, and the Company Projections should not be relied on as such. None of Parent, the Purchaser, the Company or any of their respective representatives assumes any responsibility for the accuracy of the Company Projections, and the Company has made no representation to Parent or the Purchaser regarding such information.

                                                                                         FISCAL YEAR ENDING JULY 31,
                                                                                       -------------------------------
                                                                                         1999       2000       2001
                                                                                       ---------  ---------  ---------
                                                                                                (IN MILLIONS)
Revenue..............................................................................  $   120.1  $   168.2  $   220.4
Earnings Before Interest and Taxes...................................................       30.7       43.9       55.6
Net Income(1)........................................................................       22.1       29.2       36.5

------------------------

(1) Excludes a 1999 pre-tax software write-off of approximately $13.8 million.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters, is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies may be obtained, by mail, for prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Such information should also be available for inspection at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly incorporated Florida corporation and a wholly owned subsidiary of Parent. To date, the Purchaser has engaged in no activities other than those in connection with the Offer. The principal executive offices of the Purchaser are located at 8100 34th Avenue South, Minneapolis, Minnesota 55425, telephone (612) 853-4291. The principal executive offices of Parent are located at 8100 34th Avenue South, Minneapolis, Minnesota 55425, telephone (612) 853-8100.

    The name, business address, citizenship, present principal employment or occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule A to this Offer to Purchase.

    Parent, a Delaware corporation, was founded in 1957. Parent's information services businesses, which consist of its Human Resource Services businesses, its Comdata subsidiary and its Arbitron division, provide products and services to customers in the human resources, transportation and media information markets.

    Except as set forth in this paragraph or elsewhere in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company, and neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days. Lawrence Perlman, Chairman and Chief Executive Officer of Parent, and John R. Eickhoff, Executive Vice President and Chief Financial Officer of Parent, own 2,000 and 500 Shares of the Company, respectively (together constituting less than one percent of the Shares).

    Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions which have occurred since August 1, 1995, between Parent, the Purchaser, or any of Parent's other subsidiaries or, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning: a merger, consolidation or acquisition; a tender offer or other acquisition of securities; an election of directors; or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since August 1, 1995, had any transaction with the Company or any of its executive officers, directors or affiliates which would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    Except as set forth in this Offer to Purchase, during the last five years, neither the Purchaser nor Parent nor, to their best knowledge, have any of the persons listed on Schedule A (i) been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Until immediately prior to the time the Purchaser purchases the Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and executive officers, their remuneration, stock options and restricted stock granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission in the same manner set forth in Section 8 with respect to information concerning the Company. Certain reports and other information concerning Parent may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    Set forth below is a summary of certain selected financial information of Parent and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996 and for the three-month periods ended March 31, 1999 and 1998, which has been excerpted or derived from the audited consolidated financial statements contained in Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996. Amounts as of, and for the period ended, March 31, 1999 will be reflected in Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, which is expected to be filed no later than May 17, 1999. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                              CERIDIAN CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,        FISCAL YEAR ENDED DECEMBER 31,
                                                            --------------------  -------------------------------
                                                              1999       1998       1998       1997       1996
                                                            ---------  ---------  ---------  ---------  ---------

                                                                (UNAUDITED)
INCOME STATEMENT DATA:
  Revenue.................................................  $   321.4  $   282.3  $ 1,162.1  $ 1,078.8  $   942.6
  Earnings from continuing operations(1)..................      164.4       35.4      135.5       59.2       64.6
  Gain and earnings from discontinued operations(2).......       25.4      437.0       46.4       38.3       33.1
  Net earnings............................................       41.8       35.8      189.8      472.4      181.9
  Basic earnings per common share:
    Continuing operations.................................       0.29       0.25       1.14       0.23       0.90
    Net earnings..........................................       0.29       0.25       1.32       3.01       1.24
  Diluted earnings per common share:
    Continuing operations.................................       0.28       0.24       1.11       0.22       0.84
    Net earnings..........................................       0.28       0.24       1.29       2.96       1.12
  Shares used in calculations (in thousands)
    Basic.................................................    144,086    144,110    144,070    156,835    135,841
    Diluted...............................................    149,111    147,195    147,597    159,481    161,938

                                                            AS OF MARCH 31,           AS OF DECEMBER 31,
                                                          --------------------  -------------------------------
                                                            1999       1998       1998       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------

                                                              (UNAUDITED)
BALANCE SHEET DATA:
  Total assets..........................................  $ 1,314.6  $ 1,289.7  $ 1,289.7  $ 1,243.3  $ 1,016.6
  Debt obligations......................................       51.9       54.5       54.5        3.0      138.2
  Stockholders' equity..................................    1,314.6    1,289.7      650.6      588.3      346.3

------------------------

(1) Includes 1998 unusual gains of $24.3 million, 1997 FAS 109 income tax benefit of $175.0 million and 1997 unusual losses of $307.6 million. See Notes B and D to Notes to Consolidated Financial Statements in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(2) Includes gain from the December 1997 sale of Computing Devices International and earnings from its operations prior to the sale. See Note B to Notes to Consolidated Financial Statements in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    10. BACKGROUND OF THE OFFER. During the fourth quarter of 1998, members of senior management of Parent and the Company had several discussions concerning a possible business relationship.

    On October 8, 1998, Ronald L. Turner, President and Chief Operating Officer of Parent, and Carl Keil, Vice President of Parent and President of Ceridian Employer Services, met with James MacDougald, Chairman, Chief Executive Officer and President of the Company, to discuss possible business relationships between the two companies, including possible alliances or joint ventures.

    On October 22, 1998, Mr. Turner discussed with Parent's Board of Directors at a regularly scheduled board meeting his meeting with Mr. MacDougald on October 8, 1998 and the possibility of a business relationship between the two parties.

    On November 19, 1998, Lawrence Perlman, Chairman and Chief Executive Officer of Parent, and Mr. Turner met with Mr. MacDougald to further explore possible business relationships. At such time, Messrs. Perlman and Turner asked whether the Company had any interest in being acquired by Parent, and were advised that the Company was not interested in entering into a transaction with Parent at that time. Messrs. Turner and MacDougald had several follow-up telephone conversations in December 1998, during which they discussed mutual cross selling opportunities, including the possibility that Parent provide payroll services to some of the Company's larger customers. No business relationship was explored at that time.

    In early February 1999, Mr. Perlman was telephoned by representatives of Goldman, Sachs & Co. ("Goldman Sachs") and advised that Goldman Sachs was representing the Company in connection with a possible transaction involving the Company. Mr. Perlman was asked if Parent would be interested in reviewing due diligence materials relating to the Company and possibly submitting an initial indication of interest relating to a potential acquisition of the Company. Mr. Perlman advised Goldman Sachs that Parent would be interested in reviewing the due diligence materials relating to the Company. On February 3, 1999, Mr. Turner telephoned Mr. MacDougald and confirmed Parent's interest in exploring a possible transaction.

    On February 3, 1999, at a regularly scheduled meeting, Parent's Board of Directors was advised by Parent's senior management of the opportunity to engage in a transaction with the Company. Management of Parent and Parent's Board of Directors had a detailed discussion of the Company and the strategic rationale for a transaction with the Company at this meeting.

    On February 4, 1999, Parent and Goldman Sachs, on behalf of the Company, executed a confidentiality agreement. Parent contacted Bear Stearns to advise Parent in connection with a possible transaction with the Company. On February 5, 1999, Parent received a confidential memorandum from Goldman Sachs with respect to the Company and began reviewing the information contained therein.

    On February 19, 1999, Parent received a letter from Goldman Sachs requesting a written, preliminary and non-binding indication of interest for a transaction with the Company. Goldman Sachs requested that the indication of interest be submitted no later than February 26, 1999.

    On February 26, 1999, Parent provided Goldman Sachs and the Company with a preliminary indication of interest, based on the confidential memorandum previously provided, to acquire the Company in a potential stock for stock transaction at a price of $26.00 to $30.00 per Share, assuming pooling of interests accounting treatment. Goldman Sachs thereafter advised Parent that, based on its preliminary indication of interest, Parent would be permitted to conduct additional due diligence concerning the Company.

    On the evening of March 16, 1999, Messrs. Turner, Keil and John R. Eickhoff, Executive Vice President and Chief Financial Officer of Parent, met various members of the Company's management and a representative of Goldman Sachs for dinner and discussed various due diligence items.

    On March 17, 1999, various representatives of Parent and Bear Stearns participated in management presentations given by members of the Company's management. Representatives of Parent also conducted a review of various due diligence documents and materials relating to the Company on March 17 and 18, 1999, and visited the Company's operations in Palm Harbor and St. Petersburg, Florida. From this time, through and including April 30, 1999, Parent and Bear Stearns had conversations with the Company's management and Goldman Sachs, relating to a potential transaction with the Company.

    On March 26, 1999, Messrs. Perlman and Turner met, at Mr. Turner's request, with Mr. MacDougald in Palm Harbor, Florida to discuss the results of Parent's due diligence investigation and Parent's continued interest in acquiring the Company. During these discussions, the parties discussed the potential pricing uncertainty of a bid by Parent for the Company in a stock for stock transaction, as a pooling of interests, due to Parent's repurchase of its own securities during the previous two years and the need for Parent to sell a large quantity of its common stock to become eligible for pooling of interests accounting treatment. Mr. Perlman suggested to Mr. MacDougald that the parties might consider a business alliance in lieu of an acquisition.

    In a letter dated March 31, 1999, Parent received a request from Goldman Sachs for a definitive proposal by April 16, 1999 in connection with a transaction with the Company. Enclosed with the letter was a draft agreement for Parent's consideration.

    On April 5, 1999, Messrs. Perlman and Turner met with Mr. MacDougald to discuss Parent's continued interest in acquiring the Company. Messrs. Perlman and Turner again raised the possibility of a business alliance between the Company and Parent.

    On April 15, 1999, at its regularly scheduled board meeting, Parent's Board of Directors discussed the Company and the acquisition opportunity. Management of Parent advised the Board of Directors of Parent that at that time it did not recommend a stock for stock acquisition of the Company, but instead recommended the submission of an alternative proposal that would contemplate a business alliance and joint venture relationship in lieu of an acquisition. Parent's Board of Directors agreed to this recommendation.

    On April 16, 1999, Parent advised the Company and Goldman Sachs that it would not be submitting an acquisition bid, but instead proposed a business alliance and a joint venture relationship as a means for the two companies to conduct joint marketing and development efforts.

    On April 20, 1999, Goldman Sachs advised Parent that Parent's proposed business alliance and joint venture relationship proposal had not been accepted by the Company, and that the Company's Board of Directors intended to continue to engage in the process in which Parent had been invited to participate. Goldman Sachs advised Parent that if it wished to submit an acquisition proposal, it needed to do so by the close of business on April 23, 1999.

    On April 23, 1999, Parent submitted a proposal to Goldman Sachs to acquire all Shares of the Company at a price of $24.00 per Share in cash, subject to the approval of Parent's Board of Directors and additional due diligence by Parent as to certain technology matters, and requested a response by the close of business on April 27, 1999. Following receipt of the proposal, representatives of Goldman Sachs requested that Parent provide by April 26th any proposed modifications to the draft acquisition agreement Goldman Sachs had previously provided to Parent.

    On April 26, 1999, Parent submitted proposed modifications to the draft acquisition agreement previously provided.

    On the evening of April 27, 1999, representatives of Goldman Sachs advised Bear Stearns that the Company's Board of Directors had met and requested that Parent withdraw several of its requested modifications to the draft merger agreement and also consider increasing its bid price. After discussions between Bear Stearns and Messrs. Perlman and Turner, Parent agreed to withdraw several of its requested modifications to the draft merger agreement and to increase its bid price to $25.00 per Share in cash, subject to approval of Parent's Board of Directors.

    On April 28, 1999, Mr. Turner and other representatives of Parent flew to Palm Harbor to conduct additional due diligence on various technology matters.

    In the early afternoon of April 29, 1999, and prior to the meeting of the Board of Directors of Parent on that day, Mr. MacDougald advised Mr. Turner by telephone that he did not believe that Parent's proposal would receive the support of the Board of Directors of the Company unless Parent increased its offer.

    On the afternoon of April 29, 1999, the Board of Directors of Parent met in a special telephonic meeting to consider whether to approve the offer to acquire all outstanding Shares of the Company. At this meeting, Bear Stearns made a presentation to the Board of Directors of Parent and delivered its oral opinion (which was subsequently confirmed in writing) that, subject to the matters set forth in its opinion, a bid price of $25.50 per Share would be fair from a financial point of view to Parent. After discussion of the strategic rationale for the acquisition of the Company by Parent, consideration of the financial analysis of the acquisition, the receipt of the oral opinion of Bear Stearns described above and the likely terms of the debt that Parent would need to secure to finance the acquisition and the costs and expenses relating thereto, the members of Parent's Board of Directors in attendance unanimously approved the offer and authorized Parent's senior management to proceed in its discretion.

    Following Parent's Board of Directors meeting on April 29, 1999, Parent's management advised Goldman Sachs that it would be submitting further modifications to the proposed merger agreement and a bid that would be open until 1:00 a.m., New York City time, on April 30, 1999. Parent thereafter submitted to the Company its modifications to the proposed merger agreement. Later that evening, representatives of Parent also reiterated that they would not increase the per Share price to an amount greater than $25.00 per Share.

    Prior to the expiration of Parent's deadline, Mr. MacDougald advised Mr. Turner that Parent's bid had not been accepted and would not be unless Parent increased its price per Share. It was suggested, however, that several members of the Company's senior management would agree to not have their Options accelerated upon a change of control if Parent increased its Offer. Mr. Turner advised Mr. MacDougald that Parent would not increase its bid price at that time. Mr. Turner and Mr. MacDougald, however, agreed to discuss the matter the next morning and each advised their respective legal counsel to continue to negotiate the terms of the Merger Agreement which they did through the early morning hours of April 30, 1999.

    On the morning of April 30, 1999, Mr. Turner and Mr. MacDougald discussed the matter again. Following this discussion, Parent authorized representatives of Bear Stearns to advise Goldman Sachs that Parent was increasing its offer to $25.50 per Share in cash. Mr. Turner also advised Mr. MacDougald of the increased bid price. Mr. MacDougald advised Mr. Turner that the increased bid price would be submitted to the Company's Board of Directors. Counsel for Parent and the Company continued to discuss issues relating to the Merger Agreement.

    In the afternoon of April 30, 1999, Mr. MacDougald advised Messrs. Perlman and Turner that the Company's Board of Directors had approved the Merger Agreement, subject to the Company's senior management, upon the advice of counsel, being able to resolve all remaining issues relating to the Merger Agreement. Thereafter, in the early evening of April 30, 1999, the Merger Agreement was finalized and executed.

    11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT. The purpose of the Offer and the Merger is for Parent to acquire control of, and ownership of the entire equity interest in, the Company. The Offer is intended to permit Parent to acquire control of the Company at the earliest practicable date. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer.

    Except as indicated in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, dividend policy, corporate structure or business or the composition of its management or personnel.

    THE MERGER AGREEMENT. The Merger Agreement provides for the commencement of the Offer as soon as reasonably practicable, and in any event within five business days, after the first public announcement of the Merger Agreement. The obligations of the Purchaser to consummate the Offer and accept for payment or pay for any Shares tendered pursuant to the Offer is subject only to the satisfaction of certain conditions, including the satisfaction of the Minimum Condition, which are described in Section 13.

    The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement at the Effective Time, the Purchaser will be merged with and into the Company, and the Company will survive and become a wholly owned subsidiary of Parent. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any of its subsidiaries and in each case not held on behalf of third parties or Dissenting Shares) will be canceled, extinguished and converted into the right to receive, without interest, an amount in cash equal to $25.50 per Share or such higher price per Share as shall have been paid in the Offer.

    The Merger Agreement requires the Company to take all necessary actions to cause prior to the Effective Time each Option that had not vested immediately prior to such time to become vested and fully exercisable. Certain executive officers of the Company, however, have waived all vesting rights that they may have pursuant to the terms of the Merger Agreement with respect to all Options beneficially owned by them and issued pursuant to the Option Plans. In addition, the Company is obligated to use its reasonable best efforts to cause each then outstanding Option, whether vested or unvested, to be canceled, with the holder thereof being entitled to receive, following the Effective Time, an amount equal to the difference, if any, between $25.50 (or such higher price per Share as shall have been paid in the Offer) and the exercise price of each such Option. Any Options that are not exercised in full or surrendered for cancellation ("Remaining Options") will, at the Effective Time, in accordance with the terms of the Option Plan pursuant to which such Option was issued, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Remaining Option immediately prior to the Effective Time,
(A) a number of shares of Parent's common stock, par value $.01 per share ("Parent Common Stock"), equal to the product (rounded up to the nearest whole number) obtained by multiplying (x) the number of Shares the holder of such Remaining Option would have been entitled to receive immediately prior to the Effective Time had such holder exercised such Remaining Option in full immediately prior to the Effective Time and (y) the quotient obtained by dividing $25.50 (or such higher price as shall have been paid in the Offer) by the average of the closing prices per share of Parent Common Stock on the New York Stock Exchange Composite Transactions tape for the five trading days immediately preceding the date of the Effective Time, as reported in the Wall Street Journal, New York City edition, and (B) at a price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Remaining Option (assuming for such purposes that such Remaining Option was fully exercisable at such time) divided by (y) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Remaining Option in accordance with clause (A) above. Parent has agreed that at the Effective Time it will file a registration statement on Form S-8, or, if unavailable, a registration statement on Form S-3 (or any successor forms), or another appropriate form with respect to the Parent Common Stock subject to Remaining Options, and has agreed to use its best efforts to cause such registration statement to become and remain effective, as well as comply with any applicable state securities or "blue sky" laws, for so long as any Remaining Options remain outstanding. In addition, prior to the Effective Time, the Board of Directors of Parent agreed to use reasonable efforts to take all actions necessary to ensure that the options to purchase Parent Common Stock (resulting from Remaining Options) held by the officers and directors of the Company shall be exempt for purposes of Rule 16b-3 under the Exchange Act.

    The Merger Agreement contains representations and warranties by the Company regarding, among other things, its organization, its capitalization, its authority relative to the Merger Agreement, consents and approvals necessary for the Offer and the Merger, the Company's filings and reports with and to the Commission, the absence of certain changes in its business, the absence of litigation, certain employee matters, compliance with laws, inapplicability of takeover statutes, environmental matters, taxes, labor matters, intellectual property, brokers and finders, and year 2000, and by each of Parent and the Purchaser regarding, among other things, its organization, its authority relative to the Merger Agreement and the Offer, and consents and approvals necessary for the Offer and the Merger.

    The obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement and the plan of merger having been approved by the requisite vote of the holders of the Shares; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act having expired or been earlier terminated; (iii) no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order ("Order") that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger; and (iv) the Purchaser shall have purchased Shares in the Offer.

    The Company has agreed that, prior to the Effective Time, the Company and its subsidiaries will each conduct its operations in the ordinary and usual course, and to the extent consistent therewith, will each use their respective best reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. The Company further agreed that with respect to itself and its subsidiaries prior to the Effective Time: (i) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (B) amend its articles of incorporation or bylaws or the comparable governing instruments of any of its subsidiaries; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned subsidiaries to it or a wholly owned subsidiary; or (E) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except, in connection with its Option Plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (ii) neither it nor any of its subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets (other than Shares issuable pursuant to options (whether or not vested) currently outstanding under the Company's Option Plans); (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness for borrowed money or guarantee any such indebtedness; or (C) by any means, make any significant acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity); (iii) neither it nor any of its subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation and benefit plans, or increase the salary, wage, bonus or other compensation of any employees except for grants or awards or increases under existing compensation and benefit plans occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), annual reestablishment of compensation and benefit plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of the Company and its subsidiaries or except for actions necessary to satisfy existing contractual obligations under existing compensation and benefit plans or agreements; and (iv) neither it nor any of its subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

    The Company has also agreed that neither it nor any of its subsidiaries nor any of its or its subsidiaries' officers and directors shall, and that it shall direct and cause its and its subsidiaries' employees, agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, tender offer, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being referred to as an "Acquisition Proposal"). The Company has further agreed that, except as otherwise provided in the Merger Agreement, neither it nor any of its subsidiaries nor any of its or its subsidiaries' officers and directors shall, and that it shall direct and cause its and its subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding any of the foregoing, the Company, its representatives and its Board of Directors have the right to (i) comply with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or otherwise comply with the Exchange Act; (ii) provide information in response to a request therefor by a person who has made an unsolicited Acquisition Proposal; (iii) engage in any negotiations or discussions with any person who has made an unsolicited Acquisition Proposal or otherwise facilitate any effort or attempt to implement an Acquisition Proposal; and (iv) approve and recommend to its stockholders an Acquisition Proposal. The Board of Directors may take the action specified in
(ii), (iii) and (iv) above only if and to the extent that it determines either
(i) upon advice of outside legal counsel that the failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law or (ii) that such Acquisition Proposal contains terms such that if an agreement relating to such Acquisition Proposal were entered into, it would be, in the aggregate, more favorable to the Company than the transactions contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"), taking into account, at the sole discretion of the Board of Directors of the Company, any of the matters described in Section 4.5 of the articles of incorporation of the Company. The Company also has agreed to notify Parent within 48 hours of receipt of an Acquisition Proposal that would be reasonably likely to result in a Superior Proposal (including the terms thereof and the identity of the offeror) and to keep Parent reasonably informed of the status of any such proposal.

    Parent has agreed that all rights to indemnification now existing in favor of the directors, officers, employees and agents of the Company as provided in the Company's articles of incorporation or bylaws or otherwise in effect on the date of the Merger Agreement shall survive the Merger and continue in full force and effect for a period of six years after the Effective Time. Parent has also agreed to maintain in effect for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute policies on materially similar terms) so long as the annual premium for such insurance is not in excess of 250% of the most recent annual premium paid (the "Current Premium"). If, however, the current policies of directors' and officers' liability insurance is terminated or canceled during such six-year period, Parent has agreed to use its best efforts to obtain as much insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium and indemnify the directors and officers for any costs not covered by such insurance.

    The Merger Agreement provides that, if required by applicable law, the Company will promptly call a meeting of its stockholders for the purpose of voting upon the Merger Agreement. In connection therewith, except as otherwise expressly permitted by the Merger Agreement, the Company will, through its Board of Directors, recommend to its stockholders approval of such matters and take all lawful action to solicit such approval, including, without limitation, preparing and filing a proxy statement or information statement under the Exchange Act.

    The parties have also agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part under the Merger Agreement and applicable laws and regulations to consummate the Offer and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable.

    Pursuant to the Merger Agreement, Parent has agreed to maintain for a period of one year after the Effective Time for the benefit of the employees of the Company benefits under employee benefit plans that are no less favorable in the aggregate than those provided under the Company's current benefit plans; provided, however, that Parent will not be required to maintain any "change of control" or similar plans with respect to any change of control occurring after the Effective Time and excluding benefits provided pursuant to any plan covering one or a select group of current or former employees. Each employee of the Company as of the Effective Time will, for purposes of determining eligibility and vesting under any benefit plan of Parent, be given credit for all service with the Company prior to the Effective Time. In addition, Parent will cause to be waived any pre-existing condition limitations under the benefit plans of Parent and its subsidiaries in which the Company's and its subsidiaries' employees participate and cause to be credited to any deductible or out-of-pocket expense of Parent's benefit plans any deductibles or out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent. Parent has also agreed to cause the Company to honor all of the Company's existing employee benefit obligations to current and former employees under the compensation and benefit plans and all employee severance plans (or policies) and all employment or severance agreements previously disclosed to Parent.

    The Merger Agreement provides that, if requested by Parent, the Company will to the extent permissible, promptly following the purchase by the Purchaser of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, take all actions necessary (including calling a special meeting of the Board of Directors of the Company or the stockholders of the Company for this purpose) to cause natural persons designated by Parent to become directors of the Company (including mailing to the Company's stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder) so that the total number of such natural persons equals that number of directors, rounded up to the next whole number, which represents the product of the total number of directors on the Board of Directors multiplied by the percentage that such number of Shares so accepted for payment plus any Shares beneficially owned by Parent or its affiliates on the date of the Merger Agreement bears to the total number of Shares outstanding at the time of such acceptance for payment. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board. To implement the foregoing, the Company has agreed to increase the size of the Board of Directors or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Board of Directors of the Company; provided, however, that prior to the Effective Time there shall be at least three members of the Board of Directors of the Company who are neither officers of Parent nor designees, stockholders or affiliates of Parent ("Parent Insiders"). In the event that Parent's designees are elected to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders will be required to (a) amend or terminate the Merger Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies under the Merger

Agreement, (c) extend the time for performance of Parent's and the Purchaser's respective obligations under the Merger Agreement, or (d) take any other action by the Company's Board of Directors under or in connection with the Merger Agreement which would adversely affect the ability of the Company's stockholders to receive the Merger Consideration.

    The Surviving Corporation will use its best efforts to cause the Shares to be removed from quotation on the Nasdaq National Market System and deregistered under the Exchange Act as soon as practicable following the Effective Time. Unless required by the rules of the NASD, subsequent to the Purchaser's payment for Shares and prior to the Effective Time, the Company has agreed not to take any action to cause the Shares to be removed from quotation on the Nasdaq National Market System and deregistered under the Exchange Act.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company of the Merger Agreement: (a) by mutual written consent of the Boards of Directors of Parent, the Purchaser and the Company; (b) by either the Company or Parent if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable after the parties have used their respective best efforts to have such order removed, repealed or overturned; or (c) by the Company if (i) the Company's Board of Directors withdraws or adversely modifies its adoption of the Merger Agreement, its recommendation of the Offer or its recommendation that the Company's stockholders approve the Merger Agreement (including, without limitation, taking no position in response to a tender offer by a person other than Parent), (ii) there has been a material breach by Parent or the Purchaser of any material covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured prior to the earlier of (x) 30 days after written notice of such breach is given by the Company to the party committing such breach or (y) two business days prior to any date on which the Offer is scheduled to expire (so long as at such time specified in clause (y) neither the Company nor Parent has indicated that it intends to request (and has the right under the Merger Agreement to have such request honored) that the Offer be extended in accordance with the terms of the Merger Agreement), provided that Parent shall have been given notice of such breach at least two business days prior to termination, or (iii) the Purchaser (or any of the Parent Companies) shall have (x) terminated the Offer, or (y) failed to pay for Shares pursuant to the Offer on a timely basis following the expiration of the Offer, if the Offer has not been extended in accordance with the terms of the Merger Agreement.

    The Merger Agreement may be terminated by Parent (a) at any time prior to the Effective Time, by action of the Board of Directors of Parent if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions (as hereinafter defined), and the Purchaser shall have terminated the Offer in accordance with the terms of the Merger Agreement (including, without limitation, taking no position in response to a tender offer by a person other than Parent, the Purchaser or any of their affiliates), (b) prior to the purchase of Shares by the Purchaser pursuant to the Offer if (i) the Company's Board of Directors withdraws or adversely modifies its adoption of the Merger Agreement, its recommendation of the Offer or its recommendation that the Company's stockholders approve the Merger Agreement (including, without limitation, taking no position in response to a tender offer by a person other than Parent, the Purchaser or any of their affiliates), (ii) there has been a material breach by the Company of any material covenant or agreement contained in the Merger Agreement that is not curable or, if curable, is not cured prior to the earlier of (x) 30 days after written notice of such breach is given by Parent to the party committing such breach or (y) two business days prior to any date on which the Offer is scheduled to expire; provided, however, that at such time specified in this clause (y) neither the Company nor Parent has indicated that it intends to request (and has the right under the Merger Agreement to have such request honored) that the Offer be extended in accordance with the terms of the Merger Agreement (provided that the Company shall have been given notice of such breach at least two business days prior to termination), or (iii) the Minimum Condition shall not have been satisfied by the expiration of the Offer (as it may have been extended from time to time), and at or prior to such time any person (other than Parent or the Purchaser) shall have made a public announcement with respect to a bona fide Acquisition Proposal that contemplates a per Share consideration in excess of the Merger Consideration (a "Third Party Offer").

    TERMINATION FEES. In the event the Merger Agreement is terminated in accordance with the terms of the Merger Agreement by Parent as a result of a material breach by the Company of any material covenant or agreement contained in the Merger Agreement, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $29.4 million (the "Termination Fee"). In the event that (i) (a) an Acquisition Proposal shall have been made to the Company or any person (other than Parent, the Purchaser or any of their affiliates) shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company and thereafter the Merger Agreement is terminated (x) by the Company as a result of the termination of the Offer by the Purchaser or (y) by Parent due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions under circumstances that would have permitted Parent to terminate the Merger Agreement as a result of a material breach by the Company or (b) the Merger Agreement is terminated (x) by the Company or Parent as a result of the Company's Board of Directors withdrawing or adversely modifying its adoption of the Merger Agreement, its recommendation of the Offer or its recommendation that the stockholders of the Company approve the Merger Agreement or (y) by Parent as a result of the Minimum Condition not having been satisfied by the Expiration Date and at or prior to such time the public announcement of a Third Party Offer and (ii) (a) the person making the Third Party Offer (the "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 12 months after a termination of the Merger Agreement, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (b) there has been consummated a merger, consolidation or similar business combination between the Company or one of its subsidiaries and the Acquiring Party within 12 months after the relevant termination of the Merger Agreement, then the Company shall pay Parent the Termination Fee.

    The preceding description of the terms and provisions of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which is an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the Commission and is available for inspection and copying at the principal office of the Commission or may be viewed and printed from the Commission web site at http://www.sec.gov in the manner set forth in Section 9.

    12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is expected to be approximately $763 million. The Offer and Merger are not conditioned on the ability of the Purchaser or Parent to obtain financing. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent. Parent plans to obtain the funds for such capital contribution from a combination of cash on hand, funds available to Parent under its existing Amended and Restated Credit Agreement dated as of December 12, 1995, as amended and restated as of July 31, 1997, among Parent and the various lenders specified therein (the "Credit Agreement") and pursuant to a financing commitment letter (the "Commitment"), dated May 4, 1999, from Bank of America National Trust and Savings Association ("BA"), and NationsBanc Montgomery Securities LLC ("NM Securities") (collectively, the "Commitment Lenders").

    As of March 31, 1999, Parent had approximately $110.3 of cash and cash equivalents available to it without borrowings. The lenders under the Credit Agreement are committed to loan Parent up to $250 million minus (a) the aggregate principal amount of all outstanding committed loans under the Credit Agreement, (b) the aggregate undrawn face amount under all outstanding letters available under the Credit Agreement, plus (c) the amount of all unreimbursed drawings under all outstanding letters of credit available under the Credit Agreement (the "Credit Agreement Facility"). As of March 31, 1999, because no loans were outstanding under the Credit Agreement, and letters of credit in the aggregate undrawn face of amount of approximately $4.9 million were outstanding, Parent had the ability to borrow up to $245.1 million under the Credit Agreement Facility.

    Pursuant to the Commitment, BA has agreed to provide a $450 million unsecured term loan to use solely for the purpose of capitalizing the Purchaser to enable it to make any payment required to acquire the Shares in accordance with the Merger Agreement, to pay transaction fees and expenses required in connection with the Offer and to invest in cash equivalents until payment for the foregoing purposes is made. NM Securities has agreed to act as lead arranger and book manager for the facility available under the Commitment (the "Commitment Facility"), and if necessary to form a syndicate of financial institutions for the Commitment Facility.

    THE CREDIT AGREEMENT. The parties to the Credit Agreement include Parent (as borrower), BA as Agent (in such capacity, the "Agent"), BancAmerica Securities, Inc., as Arranger (the "Arranger"), the Bank of New York and First Bank National Association, as Co-Agents (the "Co-Agents"), and various other financial institutions as parties thereto (the "Banks"). The following is a summary of certain portions of the Credit Agreement, which is qualified in its entirety by reference to the text of the Credit Agreement, which is an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the Commission and is available for inspection and copying at the principal office of the Commission or may be viewed and printed from the Commission's web site at http://www.sec.gov in the manner set forth in Section 9.

    The Credit Agreement provides that the borrowings thereunder are subject to certain conditions precedent, including, among other things: (i) there not having been a material adverse change in the business or financial condition of Parent and its subsidiaries taken as a whole, since December 31, 1996; (ii) the representations and warranties made by Parent in the Credit Agreement being true and correct on and as of the date any loan thereunder is made as if made on such date (unless expressly referring to an earlier date, in which case they shall be true and correct as of such earlier date); and (iii) there not being a Default or Event of Default (as each term is defined in the Credit Agreement) in existence or which shall exist from making any loan under the Credit Agreement.

    The Credit Agreement provides for customary representations and warranties, including representations and warranties as to: (i) the due incorporation and organization of Parent and its subsidiaries and their power to own assets and carry on their businesses as they are currently being conducted; (ii) Parent's power to enter into and perform its obligations under the Credit Agreement;
(iii) the enforceability of the Credit Agreement; (iv) the absence of conflicts related to the execution of and performance by Parent of the Credit Agreement;
(v) the absence of defaults under the Credit Agreement or other material agreements to which Parent is a party; (vi) any required regulatory approvals and third party consents; (vii) the audited consolidated financial statements of Parent; (viii) pending litigation; (ix) obligations under ERISA; (x) compliance with certain laws of the United States, including those relating to tax and environmental matters; (xi) the title of Parent and its subsidiaries to their assets; (xii) whether Parent or any of its affiliates engage in any highly regulated business activities; (xiii) insurance; (xiv) whether Parent or any of its subsidiaries are subject to any burdensome contractual or organizational activities; (xv) labor matters; and (xvi) intellectual property matters.

    The Credit Agreement imposes various covenants on Parent, including covenants as to: (i) reporting of financial information and other notices and events; (ii) preserving the corporate existence of Parent and its subsidiaries;
(iii) maintaining the properties of Parent and its subsidiaries; (iv) insurance;
(v) payment of the obligations of Parent and its subsidiaries; (vi) compliance with various laws including those relating to environmental matters; (vii) inspection rights of the Banks; (viii) liens on assets of Parent or its subsidiaries; (ix) mergers, consolidations, dispositions and investments; (x) indebtedness, contingent and lease obligations; and (xi) financial covenants relating to cash flow and leverage of Parent.

    The Credit Agreement provides for various usual and customary events of default.

    The interest rate applicable to borrowings under the Credit Agreement Facility is determined at Parent's option, at the rate in the offshore interbank market for U.S. dollars for specified maturities, plus a margin tied to Parent's credit ratings, or a rate equal to the higher of BA's prime rate, or the applicable federal funds rate plus .50% (the "Base Rate").

    Borrowings may be made by written notice from Parent to the Agent not later than 9:30 a.m. (Chicago time) two (2) business days prior to the date of borrowing in the case of offshore rate borrowings, or before 10:30 a.m. (Chicago time) on the business day of the borrowing in the case of Base Rate borrowings.

    The loans under the Credit Agreement Facility are due on July 31, 2002, or earlier upon exercise of the Banks' default remedies, or if Parent determines to prepay the loans and terminate the commitment under the Credit Agreement Facility.

    THE COMMITMENT. The following is a summary of certain provisions of the Commitment, which is qualified in its entirety by reference to the text of the Commitment, which is an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the Commission and is available for inspection and copying at the principal office of the Commission or may be viewed and printed from the Commission's web site at http://www.sec.gov in the manner set forth in Section 9.

    The Commitment is subject to usual and customary conditions for transactions of this type including: (i) the completion of due diligence with respect to the Company and Parent satisfactory to the Commitment Lenders; (ii) the negotiation, execution and delivery of definitive credit documentation satisfactory to the Commitment Lenders; (iii) the satisfactory review by the Commitment Lenders of the Merger Agreement and their approval of any changes thereto; (iv) satisfaction of the Commitment Lenders with Parent's proposed capital and ownership structure after giving effect to the Merger; (v) receipt and approval by the Commitment Lenders of the Company's financial statements; (vi) the absence of any material adverse change in the business, assets, operation, condition (financial or otherwise) or prospects since December 31, 1998 in the case of Parent and its subsidiaries, or since January 31, 1999 in the case of the Company; (vii) satisfactory opinions from Parent's counsel; (viii) receipt of all governmental and third party consents necessary to consummate the Merger and the Commitment Facility; (ix) no adverse litigation during the Offer; (x) Parent and its subsidiaries (including the Company) shall be in compliance with all existing financial obligations (after giving effect to the Merger); (xi) the Commitment Lenders determine that Parent shall have sufficient cash and financing to meet the ongoing financing needs of Parent and its subsidiaries after giving effect to the Merger; (xii) there not having occurred and be continuing a material adverse change in financial, banking or capital markets since May 4, 1999 that in the reasonable judgment of the Commitment Lenders would have a material adverse effect on the syndication of the Commitment Facility; and (xiii) the satisfaction of the Commitment Lenders that prior to and during the syndication of the Commitment Facility, Parent and its subsidiaries shall not have offered, placed or arranged to be in the process of offering, placing or arranging any competing issues of debt securities or bank financing (other than amounts available under the Credit Agreement or the term financing described below).

    Interest rates under the facility will be at Borrower's option: (a) the London interbank offered rate for specified maturities, plus a margin of 1.00%; or (b) the Base Rate plus a margin of 0.75% through the 90th day after the closing of the Commitment Facility, 0.875% through the 120th day after the closing of the Commitment Facility and 1.00% thereafter.

    The definitive agreement entered into pursuant to the Commitment Facility will contain customary representations and warranties and events of default and will incorporate by reference the covenants contained in the Credit Agreement. The definitive agreement will also contain covenants relating to year 2000 compliance and a requirement that the Purchaser merge with the Company by October 29, 1999.

    Parent has agreed to pay BA customary commitment and underwriting fees as well as certain of the fees and expenses of the Commitment Lenders and their affiliates arising in connection with the Commitment, the financing thereunder and any syndication thereof. In addition, Parent has agreed to indemnify each of BA and NM Securities and certain related persons against certain damages and expenses arising out of investigations or litigation relating to the Commitment Facility and the use of the proceeds of the Commitment Facility.

    Parent may borrow funds under the Commitment Facility in not more than three borrowings within a period after the Commitment Facility is closed to be specified coincident with the consummation of the transaction.

    The Commitment Facility terminates, and all amounts owing thereunder will be due and payable not later than six months after closing of the Commitment Facility. Parent is required to prepay the Commitment Facility with 100% of the net proceeds of the contemplated three to ten year term financing described below, any equity issuance (other than pursuant to employee stock option exercises), or of certain to be specified asset dispositions. Optional prepayments of the Commitment Facility will be permitted.

    TERM FINANCING. Parent expects to raise additional funds through the issuance of long-term debt securities in one or more transactions. Parent has entered into an engagement letter with NM Securities relating to the issuance of approximately $450 million of the Company's debt securities with a contemplated term of three to ten years to be privately placed pursuant to Rule 144A or pursuant to a registered public offering under the Securities Act of 1933, as amended.

    ALTERNATIVE ARRANGEMENTS. If the above debt securities term financing is not obtained, Parent believes it will be able to obtain necessary financing from other sources on terms satisfactory to it.

    13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, pay for any Shares, and may terminate the Offer (i) if by the expiration of the Offer (or, if extended, by the expiration of the Offer, as so extended) the Minimum Condition shall not have been satisfied, (ii) if all applicable waiting periods under the HSR Act shall not have expired or been terminated, or (iii) if on or after April 30, 1999, and at any time prior to acceptance for payment for any such Shares, any of the following events (together with the foregoing events, the "Offer Conditions") shall occur; provided, that in each such case, the Purchaser shall not be permitted to terminate the Offer (except pursuant to the condition specified in paragraph (g) below) if prior to the then scheduled expiration of the Offer, the Offer shall have been extended:

    (a) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) a formal declaration of war or national or international calamity directly or indirectly involving the United States (other than any declaration of war resulting from the current conflict in Yugoslavia), (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions that materially affects the extension of credit by banks or other lending institutions, (iv) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market or the over the counter market, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (b) the Company shall have breached or failed to perform any of its material obligations, covenants or agreements under the Merger Agreement in a manner permitting Parent to terminate the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall not be true and correct, provided that such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct would have a Material Adverse Effect (as defined in the Merger Agreement) or would prevent the Company from consummating the transactions contemplated by the Merger Agreement in each case as if such representations and warranties were made at the time of such termination;

    (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other governmental entity: (i) challenging the acquisition by the Purchaser of Shares, or seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement;
       (ii) seeking to prohibit, or impose any limitations on, Parent's or the Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries); (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) seeking to impose limitations on the ability of Parent or the Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or
       (v) that, in any event, would have a Material Adverse Effect on the Company;

    (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or become applicable to the Offer or the Merger, or any other action shall have been taken by any court or other governmental entity other than the application to the Offer or the Merger of the waiting period under the HSR Act, that would result in any of the effects of, or have any of the consequences sought to be obtained or achieved in any Action referred to in clauses (i) through (v) of paragraph (c) above;

    (e) any person (as such term is defined in Section 13(d)(3) of the Exchange Act (other than Parent or any of its affiliates)) commences a tender or exchange offer for a majority or more of the outstanding Shares at a price per Share greater than the Merger Consideration, or any such person shall have become the beneficial owner of more than 20% of the outstanding Shares (other than for bona fide arbitrage purposes), or any such person shall have entered into a definitive agreement to acquire all or substantially all of the Shares or to effect a merger, consolidation or other business combination with or involving the Company;

    (f) there shall have occurred an event which has caused a Material Adverse Effect;

    (g) the Board of Directors of the Company shall have amended, modified or withdrawn its recommendation of the Offer or the Merger in a manner adverse to Parent, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

    (h) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms;

which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it reasonably inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    The foregoing conditions, other than the Minimum Condition, are for the sole benefit of Parent and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition or may be waived by Parent, other than the Minimum Condition, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

    14. DIVIDENDS AND DISTRIBUTIONS. Under the Merger Agreement, the Company has agreed not to (i) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned subsidiaries to it or a wholly owned subsidiary;
(ii) split, combine or reclassify its outstanding shares of capital stock; (iii) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except, in connection with the Option Plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted.

    If, on or after May 7, 1999, the Company should declare or pay any cash or stock dividend or other distribution or issue any rights with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 13 and without limiting the rights of the Purchaser described in the preceding paragraph of this Section 14, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation and transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN LEGAL MATTERS. Except as set forth in this Section 15, based on a review of publicly available filings by the Company with the Commission and other information concerning the Company provided to Parent, the Purchaser is not aware of any license or other regulatory permit which appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer (and the indirect acquisition of the stock of the Company's subsidiaries), or of any approval or other action by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business, or that certain parts of the Company's or Parent's business might not be required to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions relating to the legal matters discussed in this
Section 15. See Section 13.

    ANTITRUST. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger Agreement is subject to such requirements. On or about May 7, 1999, Parent expects to file with the Antitrust Division and the FTC a Notification and Report Form with respect to the Offer and the Merger.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated prior to the expiration of a 15-calendar day waiting period following the filing by Parent, unless earlier terminated. Accordingly, Parent expects the waiting period applicable to the Offer will expire at 11:59 p.m., New York City time, on or about May 22, 1999, unless Parent receives a request from either the FTC or the Antitrust Division for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the 10th calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer and the Merger, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the Offer period with respect to the purchase of Shares pursuant to the Offer and the Merger Agreement. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 13.

    If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Purchaser, be extended (for a period not to exceed 10 business days for any particular extension) and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with by Parent, unless the 10-day extended period expires on or before the date when the initial waiting period would otherwise have expired or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 3.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger or seeking divestiture of Shares purchased thereunder or the divestiture of assets of the Company, the Purchaser, Parent or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be instituted, the Purchaser could decline to accept for payment any Shares tendered. See Section 11 and 13 for certain conditions to the Offer. Based upon an examination of information relating to the businesses in which Parent and the Company are engaged,

Parent believes that the consummation of the Offer would not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Florida. The FBCA contains provisions that are intended to defer hostile takeovers of Florida-based corporations and are informally known as the "Affiliated Transactions Statute" and the "Control-Share Acquisition Statute." In general, the Affiliated Transactions Statute requires that any "affiliated transaction" between a corporation with more than 300 shareholders and any person who is the beneficial owner of more than 10% of the corporation's outstanding voting shares (an "interested shareholder"), or any affiliate or associate of an interested person, must be approved by the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. Absent approval by disinterested shareholders or an exception, the statute requires that a "fair price" be paid to shareholders in the transaction. An "affiliated transaction" includes a merger, a sale, exchange or other transfer of assets or shares of the corporation, and the benefit of loans, advances, pledges, guarantees, or other financial assistance or tax credits or advances provided by or through the corporation. The Affiliated Transaction Statute does not apply to an affiliated transaction if the transaction is approved in advance by a majority of the corporation's directors who are not affiliated or associated with the interested shareholder.

    Under the Control-Share Acquisition Statute, "control shares" of certain corporations that are acquired in a "control-share acquisition" will retain their voting rights only to the extent granted by a resolution that is approved by a majority of each class of voting securities of the corporation. A "control-share acquisition" is a direct or indirect acquisition by a person of the ownership or power to direct the exercise of the voting rights of "control shares," which is defined as shares that entitle a person to exercise more than specified proportions of the voting power of a corporation that is subject to the Control-Share Acquisition Statute (commencing with the acquisition of 20% or more of the voting shares of such corporation). An acquisition of shares does not constitute a "control-share acquisition" if the acquisition has been approved by the board of directors of the issuing corporation or if the acquisition occurs pursuant to a merger effected in compliance with the FBCA and the issuing corporation is a party to the agreement of merger or certain other statutory conditions have been met.

    At a meeting held on April 30, 1999, the Company's Board of Directors, none of whom are affiliated or associated with the Purchaser or Parent, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that each of the Offer and Merger are fair to and in the best interests of the holders of the Company's Shares. Accordingly, the Affiliated Transaction Statute and Control-Share Acquisition Statute will not apply to Parent and the Purchaser in connection with the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    A number of states have adopted takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR
V. MITE CORP., held that the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF

AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated therein. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, the Purchaser does not know whether the Offer is subject to any state takeover statutes and neither Parent nor the Purchaser has attempted to comply with any state takeover statutes in connection with the Offer other than as indicated above. Should any person seek to apply any such statute to the Offer, Parent and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any additional state takeover statute is found applicable to the Offer and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer, the Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities, or the Purchaser might be unable to purchase and accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In the circumstances described above, the Purchaser may not be obligated to accept for purchase and payment or pay for any Shares tendered.

    DISSENTERS' RIGHTS. Stockholders of the Company do not have dissenters' rights as a result of the Offer. In addition, stockholders of the Company will not have dissenters' rights in connection with the Merger if, on the record date fixed to determine the stockholders entitled to vote on or consent to the Merger, the Shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by 2,000 or more stockholders. If, however, the Shares are not so listed or designated and are not held of record by at least 2,000 stockholders, then holders of Shares who do not vote in favor of the Merger will have certain rights pursuant to the provisions of Sections 607.1301, 607.1302 and 607.1320 of the FBCA to dissent and demand determination and payment of the fair value of their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares determined for the purpose of dissenters' rights could be more or less than the Merger Consideration. Section 607.1301(2) of the FBCA defines "fair value" to exclude any appreciation or depreciation in anticipation of the transaction giving rise to dissenters' rights, unless such exclusion would be inequitable.

    The Shares of any stockholder who asserts dissenters' rights under the FBCA, but fails to perfect, or effectively withdraws or loses, his or her dissenters' rights, as provided in the FBCA, will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his or her notice of election to dissent by delivery to the Company of a written withdrawal of his or her notice of election to dissent.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE FBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    16. EXTENSION OF TENDER PERIOD, TERMINATION AND AMENDMENTS. The Merger Agreement provides that (i) if any of the Offer Conditions exists at the time of the scheduled Expiration Date of the Offer, the Purchaser may extend and reextend the Offer on one or more occasions for periods of time (not to exceed 10 business days for any particular extension) so that the expiration date of the Offer (as so extended) is as soon as reasonably practicable or advisable after the date on which the particular Offer Condition no longer exists, and (ii) the Purchaser may extend or reextend the Offer on one or more occasions for periods of time (not to exceed 10 business days for any particular extension) for an aggregate period not to exceed 20 business days if on such expiration date there shall not have been validly tendered and not withdrawn at least the number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders, and, provided, further, that all extensions of the Offer made by the Purchaser (other than at the request of the Company) shall not extend the Offer beyond September 5, 1999. Parent and the Purchaser have agreed that until September 5, 1999 the Purchaser shall from time to time extend the Offer at such times as the Company may request for five business days for each extension, but shall in no event extend the Offer beyond September 5, 1999. The Purchaser may not, without the prior written consent of the Company, decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the number of Shares sought in the Offer, change the conditions to the Offer, impose additional conditions to the Offer, amend any term of the Offer in any manner adverse to the holders of Shares or waive the Minimum Condition. If the Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares or make any other material change in the terms of the Offer to the extent permitted by the Merger Agreement or the information concerning the Offer to the extent permitted by the Merger Agreement, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum 10-business day period from the date of announcement thereof is required under the Exchange Act. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Purchaser also expressly reserves the right (i) to the extent permitted by the Merger Agreement to delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted or paid for, upon the occurrence of any of the conditions specified in Section 13 by giving oral notice thereof to the Depositary; and (ii) subject to the restrictions set forth in the Merger Agreement, at any time or from time to time, to amend the Offer in any respect. See Section 13. Any extension, delay, termination, waiver or amendment of the Offer will be followed, as soon as practicable, by public announcement thereof; and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to either the Dow Jones or Reuters News Services and making any appropriate filings with the Commission.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    17. CERTAIN FEES AND EXPENSES. Bear Stearns is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with the transactions described in this Offer to Purchase. Pursuant to an engagement letter dated April 29, 1999 and a Dealer Manager Agreement dated as of May 7, 1999, Parent has agreed to pay Bear Stearns an aggregate amount of $5.0 million upon consummation of the Offer and the satisfaction of the Minimum Condition. Bear Stearns became entitled to a cash fee of $1.5 million upon the rendering to the Board of Directors of Parent of its opinion as to the fairness from a financial point of view to Parent of the Offer price which fee will be credited against the $5.0 million fee referred to in the prior sentence. Parent has further agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including fees and disbursements of Bear Stearns' legal counsel, whether or not an acquisition of the Company is consummated, and has agreed to indemnify Bear Stearns against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    The Purchaser has retained Georgeson & Company Inc. to act as Information Agent and The Bank of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for services relating to the Offer in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify each of the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer including certain liabilities under the federal securities laws.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the above-described fees to Bear Stearns) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be obtained in the manner described in Section 8 with respect to information concerning the Company, except that such information will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          SPRING ACQUISITION CORP.

                                                                      SCHEDULE A

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The names, ages, present principal occupation or employment and five-year employment history of each director and executive officer of Parent are set forth below. Unless otherwise indicated, all persons have held their current occupation or employment for at least the last five years. The business address of each such person is 8100 34th Avenue South, Minneapolis, Minnesota 55425. All persons listed below are citizens of the United States of America.

                                    YEAR FIRST
                                    ELECTED OR
                                  APPOINTED AS AN
                                 EXECUTIVE OFFICER
                                  OR DIRECTOR, AS                  PRESENT PRINCIPAL OCCUPATION OR
NAME (AGE)                          APPLICABLE                EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
EXECUTIVE OFFICERS:

Lawrence Perlman (61)..........        1980         Chairman and Chief Executive Officer of Parent.

Ronald L. Turner (52)..........        1993         President and Chief Operating Officer of Parent. Mr. Turner
                                                    has been President and Chief Operating Officer of Parent
                                                    since April 1998. He was Executive Vice President of
                                                    Operations of Parent from March 1997 to April 1998; an
                                                    Executive Vice President of Parent and President and Chief
                                                    Executive Officer of Parent's Computing Devices International
                                                    division from January 1996 to March 1997; and Vice President of Parent and President of Computing Devices International
                                                    from January 1993 to January 1996.

John R. Eickhoff (59)..........        1989         Executive Vice President and Chief Financial Officer of
                                                    Parent. Mr. Eickhoff has been Executive Vice President and
                                                    Chief Financial Officer of Parent since May 1995, and was
                                                    Vice President and Chief Financial Officer of Parent from
                                                    June 1993 to May 1995. Mr. Eickhoff was Vice President and
                                                    Corporate Controller of Parent from July 1989 to June 1993.

Loren D. Gross (53)............        1993         Vice President and Corporate Controller of Parent

Tony G. Holcombe (43)..........        1997         Vice President, and President of Comdata, a subsidiary of
                                                    Parent. Mr. Holcombe has been Vice President of Parent and
                                                    President of Comdata since May 1997. Mr. Holcombe was
                                                    President and Chief Executive Officer of National Processing,
                                                    Inc., which provides transaction processing services and
                                                    customized processing solutions, from October 1994 to March
                                                    1997, and was Executive Vice President, Corporate Services
                                                    for National Processing from 1991 through 1994.

                                    YEAR FIRST
                                    ELECTED OR
                                  APPOINTED AS AN
                                 EXECUTIVE OFFICER
                                  OR DIRECTOR, AS                  PRESENT PRINCIPAL OCCUPATION OR
NAME (AGE)                          APPLICABLE                EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
Shirley J. Hughes (53).........        1998         Senior Vice President of Human Resources of Parent. Ms.
                                                    Hughes has been Senior Vice President of Human Resources of
                                                    Parent since June 1998. Ms. Hughes was Vice President of
                                                    Human Resources of Mercy Health Services from October 1994 to
                                                    June 1998. From 1992 to 1994, she served as Vice President of
                                                    Human Resources and Administrative Services of Parent, and
                                                    from 1991 to 1992, she served as Vice President of Human
                                                    Resources for the Information Services Group of Parent.

Carl O. Keil (57)..............        1997         Vice President, and President of Ceridian Employer Services,
                                                    a division of Parent. Mr. Keil has been Vice President of
                                                    Parent and President of Ceridian Employer Services since
                                                    April 1997. Mr. Keil was President and Chief Executive
                                                    Officer of EduServ Technologies, Inc., which originates,
                                                    services and securitizes student loans, from March 1992 to
                                                    January 1997

Stephen B. Morris (55).........        1992         Executive Vice President, and President of Arbitron, a
                                                    division of Parent. Mr. Morris has been Executive Vice
                                                    President of Parent and President of Arbitron since January
                                                    1996. Mr. Morris was Vice President of Parent and President
                                                    of Arbitron from December 1992 to January 1996.

Gary M. Nelson (47)............        1997         Vice President, General Counsel and Secretary of Parent. Mr.
                                                    Nelson has been Vice President and General Counsel of Parent since July 1997 and Secretary of Parent since October 1998.
                                                    From 1983 to July 1997, Mr. Nelson was a partner in the
                                                    Oppenheimer Wolff & Donnelly LLP law firm.

Linda Hall Whitman (50)........        1998         Vice President, and President of Ceridian Performance
                                                    Partners, a division of Parent. Ms. Whitman has been Vice
                                                    President of Parent since October 1998 and President of
                                                    Ceridian Performance Partners since April 1996. From October
                                                    1995 to March 1996, she was Vice President of Business
                                                    Integration of Parent. Prior to joining Parent, Ms. Whitman spent 15 years at Honeywell, Inc., serving most recently as
                                                    Vice President of the Home and Building Control consumer
                                                    business group from 1993 to September 1995.

                                    YEAR FIRST
                                    ELECTED OR
                                  APPOINTED AS AN
                                 EXECUTIVE OFFICER
                                  OR DIRECTOR, AS                  PRESENT PRINCIPAL OCCUPATION OR
NAME (AGE)                          APPLICABLE                EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
DIRECTORS:

Bruce R. Bond (52).............        1998         President and Chief Executive Officer of PictureTel
                                                    Corporation, a company that develops, manufactures and
                                                    markets video and audio conferencing solutions, since
                                                    February 1998. Prior to joining PictureTel, Mr. Bond served as Chief Executive Officer of ANS Communications, the
                                                    networking subsidiary of America Online, Inc., from July 1996 to February 1998. Prior to ANS, Mr. Bond spent seven years with British Telecom PLC, where he was Managing Director of
                                                    British Telecom's national business communications division.

Nicholas D. Chabraja (56)......        1998         Chairman and Chief Executive Officer of General Dynamics
                                                    Corporation. Mr. Chabraja was elected Chairman and Chief
                                                    Executive Officer in June 1997. Mr. Chabraja served as Vice
                                                    Chairman of General Dynamics from December 1996 to June 1997,
                                                    Executive Vice President from 1994 to December 1996, and
                                                    Senior Vice President and General Counsel from 1993 to 1994.

Ruth M. Davis (70).............        1984         President and Chief Executive Officer of the Pymatuning
                                                    Group, Inc.

Robert H. Ewald (51)...........        1998         President and Chief Executive Officer of E-Stamp Corporation.
                                                    Mr. Ewald was elected President and Chief Executive Officer in March 1999. From October 1997 to July 1998, Mr. Ewald
                                                    served as Executive Vice President and Chief Operating
                                                    Officer of Silicon Graphics, Inc., a provider of high
                                                    performance workstations, servers and super computers. He was
                                                    Executive Vice President, Computer Systems for Silicon
                                                    Graphics from April 1997 to October 1997. Prior to the merger of Cray Research, Inc. with Silicon Graphics, Mr. Ewald
                                                    served as President and Chief Operating Officer of Cray from
                                                    December 1994 to March 1997; Chief Operating Officer, Super
                                                    Computer Operations from January 1994 to December 1994; and
                                                    as Executive Vice President and General Manager of Super
                                                    Computer Operations from January 1993 to January 1994.

Richard G. Lareau (70).........        1971         Partner in the law firm of Oppenheimer Wolff & Donnelly LLP.

                                    YEAR FIRST
                                    ELECTED OR
                                  APPOINTED AS AN
                                 EXECUTIVE OFFICER
                                  OR DIRECTOR, AS                  PRESENT PRINCIPAL OCCUPATION OR
NAME (AGE)                          APPLICABLE                EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
Ronald T. LeMay (53)...........        1997         President and Chief Operating Officer of Sprint Corporation,
                                                    a global communications company. Mr. LeMay returned to this position in October 1997 after having served as Chairman,
                                                    President and Chief Executive Officer of Waste Management,
                                                    Inc., a provider of waste management services, from July 1997 to October 1997. Mr. LeMay was President and Chief Operating
                                                    Officer of Sprint from February 1996 to July 1997; Vice
                                                    Chairman of Sprint from April 1995 to April 1996; President of Sprint's Long Distance Division from 1989 to March 1995.

George R. Lewis (58)...........        1994         President and Chief Executive Officer of Philip Morris
                                                    Capital Corporation, a subsidiary of Philip Morris Companies,
                                                    Inc., a consumer packaged goods company. Prior to assuming his current position in May 1997, Mr. Lewis served as Vice
                                                    President and Treasurer of Philip Morris Companies Inc. since
                                                    1984.

Charles Marshall (70)..........        1989         Former Vice Chairman of American Telephone and Telegraph
                                                    Company, a telecommunications company. Mr. Marshall served as
                                                    Vice Chairman from 1985 until his retirement in April 1989.

Ronald A. Matricaria (56)......        1998         Chairman of St. Jude Medical, Inc., a provider of medical
                                                    devices for the cardiovascular market. Mr. Matricaria has
                                                    served as Chairman since January 1995 and served as Chief
                                                    Executive Officer from April 1993 to May 5, 1999. Prior to joining St. Jude, Mr. Matricaria was employed by Eli Lilly and Company, Inc., a pharmaceutical company, for 23 years, with his last position having been Executive Vice President of Lilly's Pharmaceutical Division and President of its North
                                                    American operations.

Lawrence Perlman (61)..........        1985         Chairman and Chief Executive Officer of Parent.

Ronald L. Turner (52)..........        1998         President and Chief Operating Officer of Parent. Mr. Turner
                                                    has been President and Chief Operating Officer of Parent
                                                    since April 1998. He was Executive Vice President of
                                                    Operations of Parent from March 1997 to April 1998; an
                                                    Executive Vice President of Parent and President and Chief
                                                    Executive Officer of Parent's Computing Devices International
                                                    division from January 1996 to March 1997; and Vice President of Parent and President of Computing Devices International
                                                    from January 1993 to January 1996.

                                    YEAR FIRST
                                    ELECTED OR
                                  APPOINTED AS AN
                                 EXECUTIVE OFFICER
                                  OR DIRECTOR, AS                  PRESENT PRINCIPAL OCCUPATION OR
NAME (AGE)                          APPLICABLE                EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
Carole J. Uhrich (55)..........        1994         Former Executive Vice President and Assistant Chief Operating
                                                    Officer of Polaroid Corporation. Ms. Uhrich was employed by
                                                    Polaroid from 1966 to 1999, and was Executive Vice President and Assistant Chief Operating Officer from September 1998 to
                                                    April 1999. She was Executive Vice President of Commercial
                                                    Imaging from March 1997 to September 1998; Executive Vice
                                                    President, Global Products Supply from February 1996 to March
                                                    1997; Vice President, Manufacturing and Product Development
                                                    from 1992 to February 1996, and prior to that time, served in a series of manufacturing, corporate quality and market
                                                    research positions at Polaroid.

Richard W. Vieser (71).........        1988         Former Chairman, President and Chief Executive Officer of
                                                    Lear Siegler, Inc. Mr. Vieser served as Chairman, President and Chief Executive Officer from March 1987 until his
                                                    retirement in 1989.

Paul S. Walsh (43).............        1991         Chief Executive Officer of The Pillsbury Company.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The names, ages, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser are set forth below. Unless otherwise indicated, all persons have held their current occupation or employment for at least the last five years. The business address of each such person is 8100 34th Avenue South, Minneapolis, Minnesota 55425. All persons listed below are citizens of the United States of America.

                                    YEAR FIRST
                                      ELECTED
                                  OR APPOINTED AS
                                        AN
                                 EXECUTIVE OFFICER                 PRESENT PRINCIPAL OCCUPATION OR
NAME AND AGE                        OR DIRECTOR               EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
Gary M. Nelson (47)............        1999         President, Chief Executive Officer and a Director of the
                                                    Purchaser and Vice President, General Counsel and Secretary
                                                    of Parent. Mr. Nelson has been President, Secretary and a
                                                    Director of the Purchaser since April 1999 and Vice President and General Counsel of Parent since July 1997 and Secretary of Parent since October 1998. From 1983 to July 1997, Mr.
                                                    Nelson was a partner in the Oppenheimer Wolff & Donnelly LLP law firm.

                                    YEAR FIRST
                                      ELECTED
                                  OR APPOINTED AS
                                        AN
                                 EXECUTIVE OFFICER                 PRESENT PRINCIPAL OCCUPATION OR
NAME AND AGE                        OR DIRECTOR               EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------  -----------------  -------------------------------------------------------------
A. Reid Shaw (42)..............        1999         Vice President and Secretary of the Purchaser and Vice
                                                    President, Associate General Counsel and Assistant Secretary
                                                    of Parent. Mr. Shaw has been Vice President and Assistant
                                                    Secretary of the Purchaser since April 1999 and Vice
                                                    President of Parent since 1994, Assistant Secretary since
                                                    1993 and Associate General Counsel since 1991.

John H. Grierson (52)..........        1999         Vice President and Treasurer of the Purchaser and Vice
                                                    President and Treasurer of Parent. Mr. Grierson has been Vice
                                                    President and Treasurer of the Purchaser since April 1999 and
                                                    Vice President and Treasurer of Parent since 1994.

James R. Burkle (55)...........        1999         Vice President of the Purchaser and Vice President of Parent.
                                                    Mr. Burkle has been Vice President of the Purchaser since
                                                    April 1999 and Vice President of Parent since 1991.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

                               ------------------

                                BY FACSIMILE TRANSMISSION:
                                (FOR ELIGIBLE INSTITUTIONS
          BY MAIL:                         ONLY)              BY HAND OR OVERNIGHT COURIER:

      Tender & Exchange               (212) 815-6213                Tender & Exchange
         Department                                                    Department
       P.O. Box 11248              CONFIRM FACSIMILE BY            101 Barclay Street
    Church Street Station               TELEPHONE:             Receive and Deliver Window
   New York, NY 10286-1248            (800) 507-9357               New York, NY 10286

                            ------------------------

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                       [LOGO OF GEORGESON & COMPANY INC.]

                               Wall Street Plaza
                            New York, New York 10005
                        Banks and Brokers Call Collect:
                                 (212) 440-9800
                                       or
                           ALL OTHERS CALL TOLL FREE:
                                 (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                       [LOGO OF BEAR, STEARNS & CO. INC.]

                                245 Park Avenue
                            New York, New York 10167
                         Call Toll Free: (888) 225-1793